Prospectus Supplement No. 7 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 3, 2020)

Registration Statement No. 333-237748

Atlas Technical Consultants, Inc.

23,750,000 Shares of Class A Common Stock Issuable Upon Exercise of Existing Warrants

27,780,345 Shares of Class A Common Stock

3,750,000 Private Placement Warrants

This prospectus supplement No. 7 (“Prospectus Supplement”) updates, amends and supplements the prospectus dated June 3, 2020, as supplemented by Prospectus Supplement No. 1 dated August 10, 2020, Prospectus Supplement No. 2 dated August 11, 2020, Prospectus Supplement No. 3 dated October 14, 2020, Prospectus Supplement No. 4 dated November 2, 2020, Prospectus Supplement No. 5 dated November 9, 2020 and Prospectus Supplement No. 6 dated November 17, 2020 (collectively the “Prospectus”), which forms a part of our registration statement on Form S-1, File No. 333-237748 relating to the issuance of (a) up to 20,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of warrants (the “Public Warrants”) originally sold as part of the units in our initial public offering (the “IPO”) and (b) up to 3,750,000 shares of our Class A common stock issuable upon the exercise of warrants originally sold both by themselves and as part of units to Boxwood Sponsor LLC in private placements that closed concurrently with our IPO (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”). Each warrant entitles the holder thereof to purchase upon exercise one share of our Class A common stock for $11.50 per share. We will receive the proceeds from the exercise of the Private Placement Warrants and the Public Warrants, but not from the sale of the underlying shares of Class A common stock.

In addition, this prospectus relates to the resale by the selling security holders named in this prospectus or their permitted transferees of up to (i) 3,750,000 Private Placement Warrants and (ii) 27,780,345 shares of our Class A common stock, 3,805,977 of which represent shares of Class A common stock held by certain selling security holders named in this prospectus and 23,974,368 of which represent shares of Class A common stock that may be issued from time to time, pursuant to the amended and restated limited liability company agreement of Atlas TC Holdings LLC, a subsidiary of the Company (“Holdings”), dated February 14, 2020 (the “LLC Agreement”), to certain members of Holdings, that own units in Holdings (“Holdings Units”), upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock, par value $0.0001 per share (“Class B common stock”), which were issued to Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”), in connection with, and as part of the consideration for, our business combination (the “Business Combination”) with Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), which we consummated on February 14, 2020.

The selling security holders may offer, sell or distribute warrants or shares of Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of warrants or the shares of Class A common stock owned by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these warrants and shares of Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The selling security holders will bear all commissions and discounts, if any, attributable to their sale of the Private Placement Warrants and shares of Class A common stock.

This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2020 (the “Report”). Accordingly, we have attached the Report to this Prospectus Supplement and the Report is incorporated by reference into this Prospectus Supplement.

The attached information updates, amends and supplements certain information contained in the Prospectus. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement is the more current information. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectus, including any supplements and amendments thereto. You should read this Prospectus Supplement in conjunction with the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2020

ATLAS TECHNICAL CONSULTANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38745	83-0808563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (512) 851-1501

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ATCX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A common stock	ATCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On November 18, 2020, Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), issued a press release announcing the closing of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants (the “warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of the Company (the “common stock”). The Company also announced that it intends to exchange all remaining untendered warrants for shares of common stock in accordance with the terms of the Warrant Agreement governing the warrants, as amended by the Warrant Amendment dated November 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated November 18, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLAS TECHNICAL CONSULTANTS, INC.

	By:	/s/ L. Joe Boyer
Dated: November 18, 2020		Name:	L. Joe Boyer
		Title:	Chief Executive Officer

Exhibit 99.1

Atlas Technical Consultants, Inc. Announces Completion of Warrant Exchange Offer and
Plan to Exchange Remaining Outstanding Warrants

AUSTIN, Texas – (BUSINESS WIRE) – November 18, 2020 – Atlas Technical Consultants, Inc. (NASDAQ: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, environmental and consulting services, today announced that, in connection with the completion of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants (the “warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of the Company (the “common stock”) and the related amendment to the warrant agreement governing the warrants (the “Warrant Amendment”) that was executed on November 17, 2020, the Company plans to exercise its right, in accordance with the terms of the Warrant Amendment, to exchange all remaining untendered warrants at an exchange ratio of 0.1665 shares of common stock for each warrant. The Company has fixed the date for such exchange as December 3, 2020.

The Exchange Offer expired at midnight (end of day), Eastern Standard Time, on November 16, 2020. Based on the information provided by Continental Stock Transfer & Trust Company, the exchange agent for the Exchange Offer, a total of 19,759,386 public warrants and 3,750,000 private placement warrants were validly tendered and not withdrawn prior to the expiration of the Exchange Offer and Consent Solicitation, representing approximately 98.80% of the outstanding public warrants and 100% of the outstanding private placement warrants. On November 18, 2020, Atlas accepted all such warrants subsequently issued an aggregate of 4,349,174 shares of common stock in exchange for the warrants tendered. Delivery of the shares to be issued in exchange for the warrants will be made promptly.

As a result of the low number of warrants remaining outstanding following expiration of the Exchange Offer, The Nasdaq Stock Market (“Nasdaq”) has indicated that trading in the Company’s warrants will be suspended immediately, effective November 18, 2020, and the Nasdaq will delist the warrants, as they no longer meet the Nasdaq’s minimum distribution criteria.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein, and is also not a solicitation of the related consents. The Exchange Offer was made only pursuant to the terms and conditions of the prospectus filed in connection with the Exchange Offer and related letter of transmittal.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices in 41 states and approximately 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including but not limited to, statements relating to the Company’s public offering. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to customary closing conditions or other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in the preliminary prospectus related to the proposed offering filed with the Securities Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com